Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of THL Credit, Inc. of our report dated March 6, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of THL Credit, Inc., and our report dated March 6, 2019 relating to the senior securities table of THL Credit, Inc., which appear in this Registration Statement. We also consent to the references to us under the headings “Experts” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

June 19, 2019